EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2013 (except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013), relating to the consolidated financial statements and financial statement schedules of Colonial Realty Limited Partnership appearing in the Current Report on Form 8-K of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. dated December 9, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

December 9, 2015